Exhibit 7

                                                                 EXECUTION COPY


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                             SMITHFIELD FOODS, INC.

                                       AND

                          HARRIS TRUST AND SAVINGS BANK

                                  RIGHTS AGENT

                                 AMENDMENT NO. 2
                          DATED AS OF NOVEMBER 15, 1999

                                       TO

                                RIGHTS AGREEMENT
                                   AS AMENDED
                             DATED AS OF MAY 1, 1998



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

         AMENDMENT, dated as of November 15, 1999, between Smithfield Foods, Inc., a Virginia corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois corporation (the "Rights Agent"), to the Rights Agreement referred to below.

                                    RECITALS

         The Company and the Rights Agent have heretofore executed and delivered a certain Rights Agreement, as amended, dated as of May 1, 1998, and provided for the appointment of Harris Trust and Savings Bank as Rights Agent thereunder, for the issuance of Rights thereunder and for certain related matters pursuant to resolutions adopted by the Board of Directors of the Company (as so amended, herein called the "Rights Agreement").

         Furthermore, on October 28, 1999 the Board of Directors of the Company authorized and directed that the Rights Agreement be amended as set forth below, and the Company desires to amend and supplement the Rights Agreement as set forth below.

         Each of the Company and Harris Trust and Savings Bank, at the direction of the Company, have duly authorized the execution and delivery of this Amendment, and all things necessary to make this Amendment a valid agreement of the Company and the Rights Agent in accordance with its terms have been done.

         Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

         Accordingly, in consideration of the premises and mutual agreements herein set forth, the parties hereto hereby agree as follows:

         Section 1.  General Amendment.
                     ------------------

         The Rights Agreement is supplemented and amended as follows: there is added to Section 1(a) one additional sentence, to be inserted immediately after the current second sentence of such Section, being the following additional sentence:

                  Notwithstanding the foregoing, none of Wendell H. Murphy, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown (the "Murphy Selling Shareholders"), who on November 15, 1999 are the Beneficial Owners collectively of 998,000 Common Shares of the Company, shall become, individually or together with one another, an "Acquiring Person" as the result of his, her and their acquisitions of Common Shares from the Company pursuant to the terms of the Acquisition Agreement and Plan of Reorganization, dated as of November 15, 1999, between the Company and the Murphy Selling Shareholders (as the same may be amended from time to time, the "Murphy Acquisition Agreement"); provided, however, that if any of the Murphy Selling Shareholders shall become the Beneficial Owner of any additional Common Shares of the Company, other than pursuant to the Acquisition Agreement, such Person or Persons shall be deemed to be an "Acquiring Person."


         Section 2.  Miscellaneous.
                     --------------

         Except as expressly supplemented or amended as set forth in this Amendment, the Rights Agreement is hereby ratified and confirmed, and all the terms, provisions and conditions thereof shall be and continue in full force and effect. The Rights Agreement and this Amendment shall be read, taken and construed as one and the same instrument and shall be binding upon all the holders of Rights, Common Shares and/or Preferred Shares.

         Section 3.  Governing Law.
                     --------------

         This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

         Section 4.  Counterparts.
                     -------------

         This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of November 15, 1999.



Attest:                                        SMITHFIELD FOODS, INC.



By:  /s/ Michael H. Cole                       By:  /s/ C. Larry Pope
    ----------------------------------             --------------------------
Name:    Michael H. Cole                       Name:   C. Larry Pope
Title:   Associate General Counsel and         Title:  Vice President and Chief
         Secretary                                     Financial Officer



Attest:                                        HARRIS TRUST AND SAVINGS BANK,
                                                As Rights Agent



By: /s/ Simone Harris                          By:  /s/ Susan Shadel
   ----------------------------------              ----------------------------
Name:   Simone Harris                          Name:  Susan Shadel
Title:  Trust Officer                          Title:   Vice President